Exhibit 99.2

QTS REALTY TRUST, INC.

Supplemental Information for the Quarter Ended March 31, 2019

April 30, 2019

1 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

Forward Looking Statements

Some of the statements contained in this document constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to the Company’s capital resources, portfolio performance, results of operations, anticipated growth in our funds from operations and anticipated market conditions contain forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You also can identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this document reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in the Company’s markets or the technology industry; obsolescence or reduction in marketability of our infrastructure due to changing industry demands; global, national and local economic conditions; risks related to our international operations; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to successfully develop, redevelop and operate acquired properties or lines of business; significant increases in construction and development costs; the increasingly competitive environment in which the Company operates; defaults on, or termination or non-renewal of, leases by customers; decreased rental rates or increased vacancy rates; increased interest rates and operating costs, including increased energy costs; financing risks, including the Company’s failure to obtain necessary outside financing; dependence on third parties to provide Internet, telecommunications and network connectivity to the Company’s data centers; the Company’s failure to qualify and maintain its qualification as a real estate investment trust; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in real estate and zoning laws, revaluations for tax purposes and increases in real property tax rates; and limitations inherent in our current and any future joint venture investments, such as lack of sole decision-making authority and reliance on our partners’ financial condition.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. Any forward-looking statements speak only as of the date on which they were made. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and other periodic reports the Company files with the Securities and Exchange Commission.

2 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

Company Profile

REDEFINING THE DATA CENTER.

HYPERSCALE | HYBRID COLOCATION

SOFTWARE-DEFINED DATA CENTER

MEGA SCALE DATA CENTERS

CLOUD PARTNER SOLUTIONS

POWERED BY PEOPLE

HILLSBORO
SANTA CLARA
SACRAMENTO
SAN JOSE
CHICAGO
OVERLAND PARK
JERSEY CITY
PISCATAWAY
PRINCETON
ASHBURN
DULLES
MANASSAS
RICHMOND
PHOENIX
IRVING
FORT WORTH
ATLANTA
SUWANEE
MIAMI
MEGA DATA CENTERS
DATA CENTERS
LAND

Industry-Leading Customer Service

Net Promoter Score

64
68
72
75
40
Industry Average
2015
2016
2017
2018

640+ ACRES OF EXPANSION CAPABILITY WITH CAPACITY TO NEARLY **DOUBLE BUSINESS** WITHIN EXISITING POWERED SHELL

3,179 TOTAL VOLUNTEER HOURS IN 2018

6.2M GROSS SQUARE FEET

2.7M SQUARE FEET OF RAISED FLOOR CAPACITY

100% UPTIME GUARANTEE

OVER 690 MEGAWATTS of GROSS UTILITY POWER

COMPLIANCE

FISMA, FEDRAMP, SOC 2, SOC 1, HIPAA/HITECH ACT, PCI DSS, HITRUST, ISO 27001

FLEXIBLE INTEGRATED FRAMEWORK

SERVICE DELIVERY PLATFORM

INDUSTRY'S 1ST SOFTWARE-DEFINED DATA CENTER PLATFORM

DELIVERING CUSTOMER VALUE

- Infrastructure Visibility
- Dynamic Control
- Integrated Hybrid Solution
- Online Transacting

UNLOCK THE POWER OF YOUR DATA

- Digitize
- Analyze
- Automate

Real-Time Visibility
Actionable Insights

Data provided as of March 31, 2019

3 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

Consolidated Balance Sheets

(unaudited and in thousands except share data)

	March 31,	December 31,
	2019 (1)	2018 (1)
ASSETS
Real Estate Assets
Land	$105,541	$105,541
Buildings, improvements and equipment	2,031,825	1,917,251
Less: Accumulated depreciation	(494,787)	(467,644)
	1,642,579	1,555,148
Construction in progress (2)	803,888	790,064
Real Estate Assets, net	2,446,467	2,345,212
Investments in unconsolidated entity	44,191	—
Operating lease right-of-use assets, net	61,585	—
Cash and cash equivalents	18,678	11,759
Rents and other receivables, net	56,898	55,093
Acquired intangibles, net	92,053	95,451
Deferred costs, net (3) (4)	45,674	45,096
Prepaid expenses	9,585	6,822
Goodwill	173,843	173,843
Assets held for sale	—	71,800
Other assets, net (5)	55,280	56,893
TOTAL ASSETS	$3,004,254	$2,861,969

LIABILITIES
Unsecured credit facility, net (4)	$828,861	$945,657
Senior notes, net of debt issuance costs (4)	394,944	394,786
Finance leases and mortgage notes payable	48,988	4,674
Operating lease liabilities	69,346	—
Accounts payable and accrued liabilities	120,501	99,166
Dividends and distributions payable	33,244	29,633
Advance rents, security deposits and other liabilities	34,515	32,679
Liabilities held for sale	—	24,349
Deferred income taxes	1,208	1,097
Deferred income	38,167	33,241
TOTAL LIABILITIES	1,569,774	1,565,282

EQUITY
7.125% Series A cumulative redeemable perpetual preferred stock: $0.01 par value (liquidation preference $25.00 per share), 4,600,000 shares authorized, 4,280,000 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively (6)	103,212	103,212
6.50% Series B cumulative convertible perpetual preferred stock: $0.01 par value (liquidation preference $100.00 per share), 3,162,500 shares authorized, issued and outstanding as of March 31, 2019 and December 31, 2018, respectively (7)	304,223	304,265
Common stock: $0.01 par value, 450,133,000 shares authorized, 55,353,643 and 51,123,417 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	554	511
Additional paid-in capital	1,213,093	1,062,473
Accumulated other comprehensive income (loss)	(6,702)	2,073
Accumulated dividends in excess of earnings	(290,406)	(278,548)
Total stockholders’ equity	1,323,974	1,193,986
Noncontrolling interests	110,506	102,701
TOTAL EQUITY	1,434,480	1,296,687
TOTAL LIABILITIES AND EQUITY	$3,004,254	$2,861,969

(1)

The balance sheet at March 31, 2019 and December 31, 2018, has been derived from the consolidated financial statements at that date, but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

(2)

As of March 31, 2019, construction in progress included $198.2 million related to land acquisitions whereby the initiation of development activities has begun to prepare the property for its intended use.

(3)

As of March 31, 2019 and December 31, 2018, deferred costs, net included $7.2 million and $7.7 million of deferred financing costs net of amortization, respectively, and $38.5 million and $37.4 million of deferred leasing costs net of amortization, respectively.

(4)

Debt issuance costs, net related to the Senior Notes and term loan portion of the Company’s unsecured credit facility aggregating $11.2 million and $11.6 million at March 31, 2019 and December 31, 2018, respectively, have been netted against the related debt liability line items for both periods presented.

(5)

As of March 31, 2019 and December 31, 2018, other assets, net included $50.1 million and $48.8 million of corporate fixed assets, respectively, primarily relating to construction of corporate offices, leasehold improvements and product related assets.

(6)	As of March 31, 2019, the total liquidation preference of the Series A Preferred Stock was $107.0 million, calculated as $25.00 liquidation preference per share times 4,280,000 shares outstanding.
(7)	As of March 31, 2019, the total liquidation preference of the Series B Preferred Stock was $316.3 million, calculated as $100.00 liquidation preference per share times 3,162,500 shares outstanding.

4 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

Consolidated Statements of Operations

(unaudited and in thousands except share and per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018 (1)	2018 (1)
Revenues:
Rental (2)	$98,596	$96,217	$88,415
Recoveries from customers	10,793	11,629	11,513
Other (3)	3,300	4,491	13,769
Total revenues	112,689	112,337	113,697
Operating expenses:
Property operating costs	34,103	35,721	37,740
Real estate taxes and insurance	3,367	3,297	2,905
Depreciation and amortization	38,788	38,258	35,913
General and administrative (4)	19,891	17,670	22,234
Transaction, integration and impairment costs	1,214	269	920
Restructuring	—	4,246	8,530
Total operating expenses	97,363	99,461	108,242
Gain on sale of real estate, net	13,408	—	—
Operating income	28,734	12,876	5,455
Other income and expense:
Interest income	45	58	1
Interest expense	(7,146)	(6,050)	(8,110)
Debt restructuring costs	—	(605)	—
Equity in earnings (loss) of unconsolidated entity	(274)	—	—
Income (loss) before taxes	21,359	6,279	(2,654)
Tax benefit (expense) of taxable REIT subsidiaries	(211)	123	2,402
Net income (loss)	21,148	6,402	(252)
Net (income) loss attributable to noncontrolling interests (5)	(1,590)	74	29
Net income (loss) attributable to QTS Realty Trust, Inc.	$19,558	$6,476	$(223)
Preferred stock dividends	(7,045)	(7,045)	(328)
Net income (loss) attributable to common stockholders	$12,513	$(569)	$(551)

Net income (loss) per share attributable to common shares:
Basic (6)	$0.20	$(0.02)	$(0.02)
Diluted (6)	0.20	(0.02)	(0.02)

(1)

Revenue categories have been reclassified to conform to 2019 presentation which consists of three categories instead of four categories presented historically.  The new categories incorporate a reclassification of straight line rent from the “Other” line item into the “Rental” line item, as well as a combination of the “Cloud and managed services” and “Other” line items into a single “Other” line item.

(2)

Includes rental revenue as well as straight line rent. Straight line rent was $1.5 million, $2.1 million and $2.7 million for the three months ended March 31, 2019,  December 31, 2018 and March 31, 2018, respectively.

(3)	Includes revenue from managed services, sales of scrap metals and other unused materials and various other revenue items.
(4)

Includes personnel costs, sales and marketing costs, professional fees, travel costs, product investment costs and other corporate general and administrative expenses. General and administrative expenses were 17.7%,  15.7%, and 19.6% of total revenues for the three months ended March 31, 2019,  December 31, 2018 and March 31, 2018, respectively.

(5)	The weighted average noncontrolling ownership interest of QualityTech, LP was 11.3%, 11.5% and 11.5% for the three months ended March 31, 2019, December 31, 2018 and March 31, 2018, respectively.
(6)	Basic and diluted net income (loss) per share were calculated using the two-class method.

5 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

Consolidated Statements of Comprehensive Income

(unaudited and in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
Net income (loss)	$21,148	$6,402	$(252)
Other comprehensive income (loss):
Increase (decrease) in fair value of derivative contracts	(9,853)	(9,079)	5,982
Reclassification of other comprehensive income to interest expense (income)	(494)	(300)	402
Comprehensive income (loss)	10,801	(2,977)	6,132
Comprehensive (income) loss attributable to noncontrolling interests	(1,217)	343	(702)
Comprehensive income (loss) attributable to QTS Realty Trust, Inc.	$9,584	$(2,634)	$5,430

6 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

Summary of Financial Data

(unaudited and in thousands, except operating portfolio statistics data and per share data)

This summary includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business as further described in the Appendix. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information or as an expectation of future performance of the Company’s business. The Company believes that the presentation of non-GAAP financial measures provide meaningful supplemental information to both management and investors that is indicative of the Company’s current operations and its business. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the selected financial information below.

	Three Months Ended
	March 31,	December 31,	March 31,
Summary of Results	2019	2018	2018
Total revenue	$112,689	$112,337	$113,697
Net income (loss)	$21,148	$6,402	$(252)
Net income (loss) attributable to common stockholders	$12,513	$(569)	$(551)
Fully diluted weighted average shares outstanding	59,663	58,140	57,946
Net income (loss) per basic share	$0.20	$(0.02)	$(0.02)
Net income (loss) per diluted share	$0.20	$(0.02)	$(0.02)
FFO available to common stockholders & OP unit holders	$36,937	$39,069	$35,947

Note: All metrics in the following table for the first quarter of 2019, with the exception of Total revenue, include QTS’s pro rata share of results from the unconsolidated joint venture.  Prior period balances represent results of the Core business only. See the Appendix for a more detailed description of the Core business.

	Three Months Ended
	March 31,	December 31,	March 31,
Other Data (including QTS' pro rata share of unconsolidated JV, excl. total revenue)	2019	2018	2018
Total revenue (1)	$112,689	$112,334	$100,390
MRR (at period end)	$31,952	$31,141	$27,862
NOI	$75,453	$73,326	$64,792
NOI as a % of revenue	67.0%	65.3%	64.5%
Adjusted EBITDA	$58,843	$59,306	$50,159
Adjusted EBITDA as a % of revenue	52.2%	52.8%	50.0%
Operating FFO available to common stockholders & OP unit holders	$38,151	$40,081	$36,867
Operating FFO per diluted share	$0.64	$0.69	$0.64
Annualized ROIC	12.4%	12.6%	12.3%

(1)

Excludes QTS’s pro rata share of the unconsolidated joint venture revenue. Total unconsolidated JV revenue at the JV’s 100% share was $0.9 million for the three months ended March 31, 2019. QTS’s 50% pro rata share of unconsolidated JV revenue was $0.4 million for the three months ended March 31, 2019.

	March 31,	December 31,
Balance Sheet Data (including QTS' pro rata share of unconsolidated JV) (1) (2)	2019	2018
Total indebtedness, net of cash and cash equivalents	1,292,028	1,344,915
Indebtedness to last quarter annualized Adjusted EBITDA	5.5x	5.7x
Indebtedness to last quarter annualized Adjusted EBITDA pro forma for the effects of forward equity sale (3)	4.9x	5.7x
Indebtedness to undepreciated real estate assets	43.1%	47.8%
Indebtedness to Implied Enterprise Value	28.4%	34.3%

(1)	All metrics for the applicable periods include QTS’s pro rata share of results from the unconsolidated joint venture.
(2)

The Company has excluded associated debt issuance costs from the Total indebtedness line item for both periods presented. Therefore, the total debt amount, as well as calculations based on the total debt amount, represent the full amount of debt that will be repaid less the amount of cash and cash equivalents on hand.

(3)

Represents the Company’s leverage ratio pro forma for the effects of approximately $150 million in cash (which is subject to certain adjustments) expected to be received at or before March 1, 2020 upon the full physical settlement of, and issuance of, 3,762,500 shares of common stock pursuant to the forward equity sale agreement entered into during the first quarter of 2019, assuming such proceeds were used to repay a portion of the Company’s outstanding debt.

7 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

Operating Portfolio Statistics	March 31,	December 31,
(including unconsolidated JV at the JV’s 100% share)	2019 (1)	2018
Built out square footage:
Raised floor	1,519,422	1,480,232
Leasable raised floor	1,249,529	1,201,255
Leased raised floor	1,112,529	1,080,355
Data center % occupied	89.0%	89.9%

Total Raw Shell:
Total	6,223,794	6,223,794
Basis-of-design raised floor space (2)	2,730,874	2,730,874

Data center properties (3)	26	25
Basis of design raised floor % developed	55.6%	54.2%

Data center raised floor % owned (4)	96.3%	95.5%

(1)	Represents the Company’s consolidated portfolio in addition to the Company’s unconsolidated joint venture at the JV’s 100% share.
(2)	See definition in Appendix.
(3)	During the quarter ended March 31, 2019, the Company exited the Secaucus, NJ facility.
(4)

Includes the Santa Clara facility which is subject to a long-term ground lease, includes unconsolidated JV properties at the JV's 100% share, and excludes facilities subject to finance lease obligations.  Had the Santa Clara facility been excluded as an owned facility, the owned data center raised floor percentage would be 92.4% and 90.4% at March 31, 2019 and December 31, 2018, respectively.

2019  Guidance

	Updated 2019 Guidance		Previous 2019 Guidance
($ in millions except per share amounts)	Low	High	Low	High
Revenue	$461	$475	$459	$473
Adjusted EBITDA	$243.5	$253.5	$243.0	$253.0
Operating FFO per fully diluted share	$2.61	$2.71	$2.61	$2.71

The Company’s 2019 guidance includes the effects of the joint venture, which is reflected as an unconsolidated joint venture on QTS’ reported financial statements. Consistent with GAAP accounting standards, revenue from the unconsolidated joint venture will be removed from QTS’ reported GAAP financial statements. Also consistent with GAAP accounting and NAREIT-defined standards, QTS includes its proportionate ownership of EBITDAre and Funds from Operations from the joint venture in its reported EBITDAre and Funds from Operations results, respectively.

The Company updated its full-year 2019 financial guidance to reflect the closing of its acquisition in the Netherlands. As of the closing in April 2019, QTS expects the two Netherlands facilities to generate approximately $3 million of recurring revenue and approximately $1 million of Adjusted EBITDA on an annualized basis. For the full year 2019, the Company now expects reported total revenue to be between $461 million and $475 million, an increase of $2 million reflecting the in-year contribution from the two Netherlands facilities. Underlying this guidance is a full-year rental churn outlook of between 3% and 6%, which is unchanged from initial expectations. The Company is also increasing its 2019 adjusted EBITDA guidance to a range of between $243.5 million and $253.5 million, up from $243 million and $253 million previously, again reflecting the closing of the Netherlands acquisition. As a result of the low basis acquisition price relative to in-place power capacity at the Eemshaven facility, combined with contracted, in-place revenue at the Groningen site, QTS expects the Netherlands acquisition to be initially breakeven to its full-year 2019 OFFO per share performance, with significant future accretion upside from incremental leasing. As a result, the Company’s full-year 2019 OFFO per share guidance range is unchanged at between $2.61 to $2.71. The Company’s cash capital expenditure guidance of between $450 million and $500 million is unchanged, including the additional $15 million of recommission capital it anticipates deploying in the two acquired Netherlands sites, excluding any additional acquisitions.

QTS does not provide reconciliations for the non-GAAP financial measures included in its guidance provided above due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including net income (loss) and adjustments that could be made for restructuring costs, transaction costs, lease exit costs, asset impairments and loss on disposals and other charges as those amounts are subject to significant variability based on future transactions that are not yet known, the amount of which, based on historical experience, could be significant.

8 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

Reconciliations of Return on Invested Capital (ROIC)

(unaudited and in thousands)

Return on Invested Capital (“ROIC”) is a non-GAAP measure that provides additional information to users of the financial statements. Management believes ROIC is a helpful metric for users of the financial statements to gauge the Company's performance of its business against the capital it has invested in the business.

ROIC (including QTS' pro rata share of unconsolidated JV)	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018 (1)	2018 (1)
NOI (2) (3)	$75,453	$73,326	$64,792
Annualized NOI	301,812	293,304	259,168
Average undepreciated real estate assets and other net fixed assets placed in service	2,426,978	2,334,400	2,113,788
Annualized ROIC	12.4%	12.6%	12.3%

(1)	Balances represent results of the Core business only. See the Appendix for a more detailed description of the Core business.
(2)

Includes facility level G&A expense allocation charges of 4% of cash revenue for all facilities.  These allocated charges, with respect to operations,  aggregated to $4.5 million, $5.1 million and $4.2 million for the three months ended March 31, 2019,  December 31, 2018 and March 31, 2018 respectively.

(3)	NOI for the applicable periods includes QTS’s pro rata share of NOI from the unconsolidated joint venture.

	As of
Calculation of Average Undepreciated Real Estate	March 31,	December 31,	March 31,
Assets and Other Net Fixed Assets Placed in Service	2019	2018 (1)	2018 (1)
Real Estate Assets, net	$2,446,467	$2,345,212	$2,053,977
Less: Construction in progress	(803,888)	(790,064)	(636,054)
Plus: Accumulated depreciation	494,787	467,644	399,802
Plus: Goodwill	173,843	173,843	173,843
Plus: Other fixed assets, net	41,163	37,431	36,236
Plus: Acquired intangibles, net (2)	79,168	82,362	89,902
Plus: Leasing Commissions, net	38,522	37,425	33,528
Plus: Assets held for sale	—	577	—
Plus: Assets placed in service in unconsolidated JV (3)	29,464	—	—
Total as of period end	$2,499,526	$2,354,430	$2,151,234

Average undepreciated real estate assets and other net fixed assets as of reporting period (4)	$2,426,978	$2,334,400	$2,113,788

(1)	Calculated using Core amounts only, which excludes Non-Core product related assets. See the Appendix for a more detailed description of the Core business.
(2)	Net of acquired intangible liabilities and deferred tax liabilities.
(3)

Represents QTS’ basis in the assets in the JV, which is calculated as the cost basis of the assets contributed for in serviced phases of $58.9 million less the equity contribution of the JV partner and the JV partner’s portion of debt of $29.5 million.

(4)	Calculated by using average quarterly balance of each account.

9 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

Implied Enterprise Value and

Weighted Average Shares

	Shares or	Market Price or	Market
	Equivalents	Liquidation Value as of	capitalization
Implied Enterprise Value as of March 31, 2019:	Outstanding	March 31, 2019	(in thousands)
Class A Common Stock	55,225,235	$44.99	$2,484,583
Class B Common Stock	128,408	44.99	5,777
Total Shares Outstanding	55,353,643
Units of Limited Partnership Interest (1)	6,805,697	44.99	306,188
Options to purchase Class A Common Stock and performance units (2)	506,049	44.99	22,767
Dilutive impact of forward equity sale (3)	261,761	44.99	11,777
Fully Diluted Total Shares and Units of Limited Partnership Interest outstanding as of March 31, 2019	62,927,150
Liquidation value of Series A Preferred Stock	4,280,000	25.00	107,000
Liquidation value of Series B Convertible Preferred Stock	3,162,500	100.00	316,250
Total Equity			$3,254,342
Total Indebtedness			1,292,028	(4)
Implied Enterprise Value			$4,546,370

(1)	Includes 131,753 of operating partnership units representing the “in the money” value of Class O LTIP units on an “as if” converted basis as of March 31, 2019.
(2)

Represents options to purchase shares of Class A Common Stock of QTS Realty Trust, Inc. representing the “in the money” value of options on an “as if” converted basis and the value of performance awards on an “as if” converted basis as of March 31, 2019.

(3)	Represents the “in the money” value of the forward equity shares related to the Q1 2019 offering on an “as if” converted basis for the three months ended March 31, 2019.
(4)

Excludes all debt issuance costs reflected as a reduction to liabilities at March 31, 2019 representing the full amount of debt that will be repaid, less the amount of cash and cash equivalents on hand. This also includes the Company’s pro rata share of unconsolidated joint venture debt, net of its pro rata share of cash on hand at the joint venture.

The following table presents the weighted average fully diluted shares for the three months ended March 31, 2019:

Three Months Ended
March 31, 2019
Weighted average shares outstanding - basic	52,547,096
Effect of Class A partnership units (1)	6,673,944
Effect of Class O units on an "as if" converted basis (1)	40,895
Effect of options to purchase Class A common stock, restricted Class A common stock and performance units on an "as if" converted basis (2)	355,575
Effect of Class A common stock associated with forward equity sale (3)	45,382
Weighted average shares outstanding - diluted (4)	59,662,892

(1)	The Class A units and Class O units represent limited partnership interests in the Operating Partnership.
(2)	The average share price for the three months ended March 31, 2019 was $41.43.
(3)	Represents the “in the money” value of the forward equity shares related to the Q1 2019 offering on an “as if” converted basis for the three months ended March 31, 2019.
(4)	Series B Convertible Preferred stock was not incorporated on an “as if” converted basis as the conversion would have been antidilutive for the period presented.

10 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

Data Center Properties

The table below presents an overview of the portfolio of data center properties that the Company owns or leases, referred to herein as our data center properties, based on information as of March 31, 2019.  The table excludes data center development associated with land acquired in Phoenix, AZ, Ashburn, VA and Hillsboro, OR, as well as data centers acquired in the Netherlands subsequent to the first quarter of 2019.

			Net Rentable Square Feet (Operating NRSF) (1)
									Available	Basis of	Current
		Gross							Utility	Design	Raised
	Year	Square	Raised	Office &	Supporting		%	Annualized	Power	("BOD")	Floor as a
Properties	Acquired (2)	Feet (3)	Floor (4)	Other (5)	Infrastructure (6)	Total	Occupied	Rent (7)	(MW) (8)	NRSF	% of BOD
Richmond, VA	2010	1,318,353	167,309	51,093	178,854	397,256	70.9%	$40,048,363	110	557,309	30.0%
Atlanta, GA (Metro)	2006	968,695	486,706	36,953	346,263	869,922	97.9%	$106,761,525	72	527,186	92.3%
Irving, TX	2013	698,000	174,160	6,981	179,083	360,224	94.7%	$51,870,922	140	275,701	63.2%
Princeton, NJ	2014	553,930	58,157	2,229	111,405	171,791	100.0%	$10,206,631	22	158,157	36.8%
Chicago, IL	2014	474,979	56,000	1,786	58,182	115,968	84.0%	$12,534,696	24	215,855	25.9%
Ashburn, VA	2017	445,000	19,500	6,096	31,988	57,584	90.7%	$3,690,636	50	178,000	11.0%
Suwanee, GA	2005	369,822	205,608	8,697	107,128	321,433	93.4%	$56,296,509	36	205,608	100.0%
Piscataway, NJ	2016	360,000	98,820	14,311	100,151	213,282	88.9%	$18,051,649	111	176,000	56.1%
Fort Worth, TX	2016	261,836	10,600	—	19,438	30,038	98.9%	$2,084,513	50	80,000	13.3%
Santa Clara, CA*	2007	135,322	59,905	944	45,094	105,943	72.5%	$18,466,859	11	80,940	74.0%
Sacramento, CA	2012	92,644	54,595	2,794	23,916	81,305	37.5%	$10,474,745	8	54,595	100.0%
Dulles, VA	2017	87,159	30,545	5,997	32,892	69,434	62.9%	$16,494,315	13	48,270	63.3%
Leased facilities **	2006 & 2015	192,588	63,937	18,650	41,901	124,488	83.3%	$26,841,451	14	84,549	75.6%
Other ***	Misc.	147,435	22,380	49,337	30,074	101,791	68.9%	$6,582,622	5	22,380	100.0%
Consolidated properties		6,105,763	1,508,222	205,868	1,306,369	3,020,459	88.9%	$380,405,436	667	2,664,550	56.6%

Unconsolidated JV Properties - at the JV's 100% Share (9)
Manassas, VA	2018	118,031	11,200	12,663	39,044	62,907	100.0%	$6,047,136	24	66,324	16.9%

Total properties		6,223,794	1,519,422	218,531	1,345,413	3,083,366	89.0%	$386,452,572	691	2,730,874	55.6%

(1)

Represents the total square feet of a building that is currently leased or available for lease plus developed supporting infrastructure, based on engineering drawings and estimates, but does not include space held for redevelopment or space used for the Company’s own office space.

(2)	Represents the year a property was acquired or, in the case of a property under lease, the year the Company’s initial lease commenced for the property.
(3)

With respect to the Company’s owned properties, gross square feet represents the entire building area. With respect to leased properties, gross square feet represents that portion of the gross square feet subject to our lease. This includes 347,261 square feet of QTS office and support space, which is not included in operating NRSF.

(4)

Represents management’s estimate of the portion of NRSF of the facility with available power and cooling capacity that is currently leased or readily available to be leased to customers as data center space based on engineering drawings.

(5)	Represents the operating NRSF of the facility other than data center space (typically office and storage space) that is currently leased or available to be leased.
(6)	Represents required data center support space, including mechanical, telecommunications and utility rooms, as well as building common areas.
(7)

The Company defines annualized rent as MRR multiplied by 12. The Company calculates MRR as monthly contractual revenue under executed contracts as of a particular date, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed contracts as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments. It does not reflect the accounting associated with any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements

(8)	Represents installed utility power and transformation capacity that is available for use by the facility as of March 31, 2019.
(9)	Represents the Company’s unconsolidated joint venture at the JV’s 100% share. QTS’s pro rata share of the JV is 50%.

*        Subject to long-term ground lease.

**      Includes 9 facilities. All facilities are leased, including those subject to finance leases. During the quarter ended March 31, 2019, the Company exited the Secaucus, NJ facility.

***    Consists of Miami, FL; Lenexa, KS; Overland Park, KS; and Duluth, GA facilities.

11 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

Development Costs Summary

(in millions, except NRSF data)

During the first quarter of 2019, the Company brought online approximately six megawatts of gross power and approximately 28,000 net rentable square feet (“NRSF”) of raised floor and customer specific capital at its Atlanta-Metro, Chicago, Santa Clara, and Ashburn facilities at an aggregate cost of approximately $36 million.  Additionally, the Company brought online the first phase at its Manassas facility in the first quarter of 2019 just prior to its contribution to the joint venture, representing approximately five megawatts of gross power and approximately 11,000 NRSF of raised floor at an aggregate cost of approximately $60 million. The Company intends to bring additional space and power into service as incremental development at the Manassas facility takes place and future phases are delivered to the customer.

The under construction table below summarizes the Company’s outlook for development projects which it expects to complete by December 31, 2019 (in millions).

	Under Construction Costs (1)
		Estimated Cost to		Expected
Properties	Actual (2)	Completion (3)	Total	Completion date
Fort Worth, TX	$34	$2	$36	Q2 & Q4 2019
Ashburn, VA	47	7	54	Q3 & Q4 2019
Irving, TX	25	7	32	Q3 & Q4 2019
Chicago, IL	10	9	19	Q3 & Q4 2019
Atlanta, GA (Metro)	2	18	20	Q3 2019
Santa Clara, CA	1	8	9	Q4 2019
Piscataway, NJ	4	1	5	Q3 2019
Totals	$123	$52	$175

Unconsolidated JV Properties - at the Company's 50% Share (4)
Manassas, VA	8	3	11	Q2 2019

(1)

In addition to projects currently under construction, the Company’s near-term development projects are expected to be delivered in a modular manner, and the Company currently expects to invest additional capital to complete these near term projects. The ultimate timing and completion of, and the commitment of capital to, the Company’s future development projects are within the Company’s discretion and will depend upon a variety of factors, including the actual contracts executed, availability of financing and the Company’s estimation of the future market for data center space in each particular market.

(2)

Represents actual costs under construction through March 31, 2019. In addition to the $123 million of construction costs incurred through March 31, 2019 for development expected to be completed by December 31, 2019, as of March 31, 2019 the Company had incurred $681 million of additional costs (including acquisition costs and other capitalized costs) for other development projects that are expected to be completed after December 31, 2019.

(3)

Represents management’s estimate of the additional costs required to complete the current NRSF under development. There may be an increase in costs if customers’ requirements exceed the Company’s current basis of design.

(4)

Represents QTS’ basis in the assets in the JV that will be in serviced in Q2 2019, which is calculated as the cost basis of the assets contributed for in serviced phases of approximately $26 million less the equity contribution of the JV partner and the JV partner’s portion of debt of approximately $15 million.

12 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

Development Summary

(in millions, except NRSF data)

The following development table presents an overview of the Company’s development pipeline, based on information as of March 31, 2019. This table shows the Company’s ability to increase its raised floor of 1.5 million square feet as of March 31, 2019 to 2.7 million square feet, exclusive of incremental development capacity on adjacent land holdings as well as the Netherlands data centers acquired subsequent to the first quarter of 2019.

	Raised Floor NRSF
	Overview as of March 31, 2019
	Current				Approximate
	NRSF in	Under	Future	Basis of	Adjacent Acreage
Properties	Service	Construction (1)	Available (2)	Design NRSF	of Land (3)
Richmond, VA	167,309	—	390,000	557,309	111.1
Atlanta, GA (Metro)	486,706	30,418	10,062	527,186	71.7
Irving, TX	174,160	19,400	82,141	275,701	29.4
Princeton, NJ	58,157	—	100,000	158,157	65.0
Chicago, IL	56,000	10,000	149,855	215,855	23.0
Ashburn, VA	19,500	28,460	130,040	178,000	35.3
Suwanee, GA	205,608	—	—	205,608	15.4
Piscataway, NJ	98,820	5,000	72,180	176,000	—
Fort Worth, TX	10,600	26,000	43,400	80,000	26.5
Santa Clara, CA	59,905	—	21,035	80,940	—
Sacramento, CA	54,595	—	—	54,595	—
Dulles, VA	30,545	—	17,725	48,270	—
Leased facilities (4)	63,937	—	20,612	84,549	—
Phoenix, AZ	—	—	—	—	84.2
Hillsboro, OR	—	—	—	—	92.0
Manassas, VA	—	—	—	—	87.1
Other (5)	22,380	—	—	22,380	—
Totals as of March 31, 2019	1,508,222	119,278	1,037,050	2,664,550	640.7

Unconsolidated JV Properties - at the JV's 100% Share (6)
Manassas, VA	11,200	11,200	43,924	66,324	—

Totals as of March 31, 2019	1,519,422	130,478	1,080,974	2,730,874	640.7

(1)	Reflects NRSF at a facility for which the initiation of substantial activities has begun to prepare the property for its intended use on or before December 31, 2019.
(2)	Reflects NRSF at a facility for which the initiation of substantial activities has begun to prepare the property for its intended use after December 31, 2019.
(3)

The total cost basis of adjacent land, which is land available for the future development, is approximately $230.4 million, of which $198.2 million is included in Construction in Progress on the consolidated balance sheet. The Basis of Design NRSF does not include any build-out on the available land.

(4)	Includes 9 facilities. All facilities are leased, including those subject to finance leases.
(5)	Consists of Miami, FL; Lenexa, KS; and Overland Park, KS facilities.
(6)	Represents the Company’s unconsolidated joint venture at the JV’s 100% share. QTS’s pro rata share of the JV is 50%.

13 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

NOI by Facility and Capital Expenditure Summary

(unaudited and in thousands)

The Company calculates net operating income, or NOI, as net income (loss), excluding: interest expense, interest income, tax expense (benefit) of taxable REIT subsidiaries, depreciation and amortization, write-off of unamortized deferred financing costs, gain (loss) on extinguishment of debt, transaction and integration costs, gain (loss) on sale of real estate, restructuring costs and general and administrative expenses. The Company believes that NOI is another metric that is often utilized to evaluate returns on operating real estate from period to period and also, in part, to assess the value of the operating real estate.

The breakdown of NOI by facility is shown below:

	Three Months Ended
	March 31, 2019	December 31, 2018 (1)	March 31, 2018 (1)
Breakdown of NOI by facility:
Atlanta-Metro data center	$23,667	$22,847	$20,404
Atlanta-Suwanee data center	11,797	11,506	11,407
Richmond data center	8,779	9,516	7,370
Irving data center	11,420	11,271	9,837
Dulles data center	2,932	2,515	1,952
Leased data centers (2)	2,551	1,791	1,412
Santa Clara data center	1,681	1,833	2,123
Piscataway data center	3,455	3,359	2,951
Princeton data center	2,474	2,454	2,416
Sacramento data center	1,675	1,915	1,895
Chicago data center	2,741	2,254	1,994
Ashburn data center	317	574	—
Fort Worth data center	265	197	271
Other facilities (3)	1,465	1,294	760
NOI from consolidated operations (4)	$75,219	$73,326	$64,792
Pro rata share of NOI from unconsolidated entity (5)	234	—	—
Total NOI	$75,453	$73,326	$64,792

(1)	Represents results of the Core business only, which excludes Non-Core product related assets. See the Appendix for a more detailed description of the Core business.
(2)	Includes 9 facilities. All facilities are leased, including those subject to finance leases.
(3)	Consists of Miami, FL; Lenexa, KS; Overland Park, KS; and Duluth, GA facilities. In addition, includes management fees and development fees received from the unconsolidated joint venture.
(4)

Includes facility level G&A expense allocation charges of 4% of cash revenue for all facilities. These allocated charges, with respect to operations, aggregated to $4.5 million, $5.1 million and $4.2 million for the three months ended March 31, 2019,  December 31, 2018 and March 31, 2018, respectively.

(5)	QTS’s pro rata share of the JV is 50%.

Our cash paid for capital expenditures is summarized as follows:

	Capital Expenditures
	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
Development (1)	$73,408	$72,941	$84,163
Acquisitions	—	80,073	24,626
Maintenance capital expenditures	709	1,460	930
Other capital expenditures (2)	18,859	27,681	18,843
Total capital expenditures	$92,976	$182,155	$128,562

(1)

Includes QTS’ pro rata share of capital expenditures of $13 million associated with the unconsolidated joint venture. Total capital expenditures at the joint venture were approximately $26 million for the three months ended March 31, 2019,  less the equity contribution of the JV partner and the JV partners’ portion of debt of $13 million.

(2)

Represents capital expenditures for capitalized interest, commissions, personal property, overhead costs and corporate fixed assets. Corporate fixed assets primarily relate to construction of corporate offices, leasehold improvements and product related assets.

14 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

Leasing Statistics – Signed Leases

Incremental Annualized Rent, Net of Downgrades reflects net incremental MRR signed during the period for purposes of tracking incremental revenue contribution. The amounts below include renewals when there was a change in square footage rented, but exclude renewals where square footage remained consistent before and after renewal. (See renewal table on page 16 for such renewals). The amounts below include results of the consolidated business, as no leases were signed in the first quarter of 2019 associated with the unconsolidated joint venture. Any leasing activity in the future associated with the unconsolidated joint venture will be reported at QTS’ 50% pro rata share of the JV.

During the first quarter of 2019, the Company entered into  520 new and modified leases aggregating to $11.3 million of incremental annualized rent. The Company’s first quarter leasing performance was driven by strong sales in its hybrid colocation product, contributing the majority of the quarter’s incremental annualized rent. The pricing on new and modified leases signed varies quarter to quarter based on the mix of deals leased, as hyperscale and hybrid colocation vary on a rate per square foot basis. Annualized rent per leased square foot is computed using the total rent associated with all new and modified leases for the respective periods.

				Incremental
			Annualized	Annualized
		Number of	rent per	Rent, Net of
	Period	Leases	leased sq ft	Downgrades (1)
New/modified leases signed (2)	Q1 2019	520	$477	$11,304,724
	P4QA*	405	512	16,125,150
	Q4 2018	362	434	12,225,797
	Q3 2018	398	564	18,143,436
	Q2 2018	447	801	13,092,298
	Q1 2018	413	399	21,039,069

*	Average of prior 4 quarters
(1)	Amounts include incremental MRR only, net of downgrades.
(2)	All statistics for the periods ending on or prior to December 31, 2018 include leases of Core products only. See the Appendix for a more detailed description of the Core business.

NOTE: Figures above do not include cost recoveries.

The following table outlines the booked-not-billed (“BNB”) balance as of March 31, 2019 and how it is expected to affect revenue in 2019 and subsequent years based on the current terms of the applicable contracts.

Note: The following table includes QTS’ 50% pro rata share of BNB revenue from the unconsolidated joint venture.

Booked-not-billed ("BNB") (1)	2019	2020	Thereafter	Total
MRR	$2,483,528	$1,023,329	$1,060,358	$4,567,215
Incremental revenue (2)	14,095,278	8,308,813	12,724,296
Annualized revenue (3)	29,802,336	12,279,948	12,724,296	54,806,580

(1)

Includes the Company’s consolidated booked-not-billed balance in addition to booked-not-billed revenue associated with the unconsolidated JV at QTS’s pro rata share of the booked-not-billed revenue. Of the $54.8 million annualized BNB revenue, approximately $2 million related to QTS’s pro rata share.

(2)	Incremental revenue represents the expected amount of recognized MRR for the business in the period based on when the booked-not-billed leases commence throughout the period.
(3)

Annualized revenue represents the booked-not-billed MRR multiplied by 12, demonstrating how much recognized MRR might have been recognized if the booked-not-billed leases commencing in the period were in place for an entire year.

The Company estimates the remaining cost to provide the space, power, connectivity and other services to the customer contracts which had not billed as of March 31, 2019 to be approximately $30 million. This estimate generally includes customers with newly contracted space of more than 3,300 square feet of raised floor space. The space, power, connectivity and other services provided to customers that contract for smaller amounts of space is generally provided by existing space which was previously developed.

15 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

Leasing Statistics – Renewed Leases and Rental Churn

The mix of leasing activity has a significant impact on quarterly rates, both within major product segments and for overall blended renewal rates. The Company’s rate performance will vary quarter to quarter based on the mix of deals leased as hyperscale and hybrid colocation vary on a rate per square foot basis.

Consistent with the Company’s strategy and business model, the renewal rates below reflect total MRR per square foot including all subscribed services. For comparability, the Company includes only those customers that have maintained consistent space footprints in the computations below. All customers with space changes are incorporated into new/modified leasing statistics and rates. The amounts below include results of the consolidated business, as no leases were renewed in the first quarter of 2019 associated with the unconsolidated joint venture. Any leasing activity in the future associated with the unconsolidated joint venture will be reported at QTS’ 50% pro rata share of the JV.

The overall blended rate for renewals signed in the first quarter of 2019 was 1.6% higher than the rates for those customers immediately prior to renewal, which is consistent with the Company’s expectation that renewal rates will generally increase in the low to mid-single digits.

Rental Churn (which the Company defines as MRR lost in the period to a customer intending to fully exit the QTS platform in the near term compared to total MRR at the beginning of the period) was 1.3% for the first quarter of 2019.

			Annualized
		Number of	rent per	Annualized	Rent
	Period	renewed leases	leased sq ft	Rent	Change (1)
Renewed Leases (2)	Q1 2019	88	$988	$11,456,028	1.6%
	P4QA*	61	268	17,940,916	2.4%
	Q4 2018	84	292	14,811,940	(6.0)%	**
	Q3 2018	72	717	11,315,916	2.1%
	Q2 2018	24	219	22,269,960	5.6%
	Q1 2018	65	234	23,365,848	5.4%

*       Average of prior 4 quarters

**     The decline in the renewal rate of 6.0% was largely due to three customers that signed commitments to significantly expand their respective footprints elsewhere in QTS’ footprint in addition to slight changes in their product mix, the net of which increased QTS’ MRR from these customers by 18%. If the lease renewals from these three customers were excluded from the renewal base, QTS’ renewal rates on a per square foot basis would have represented a 2.3% increase relative to the pre-renewal rate.

(1)	Calculated as the percentage change of the rent per square foot immediately before renewal when compared to the rent per square foot immediately after renewal.
(2)	All statistics for the periods ending on or prior to December 31, 2018 include leases of Core products only. See the Appendix for a more detailed description of the Core business.

16 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

Lease Expirations

Hyperscale leases are typically 5-10 years with the majority of hyperscale lease expirations occurring in 2022 and beyond. Hybrid colocation leases are typically 3 years in duration, with the majority of hybrid colocation lease expirations occurring between 2019 and 2021. The following table sets forth a summary schedule of the lease expirations as of March 31, 2019. Unless otherwise stated in the footnotes, the information set forth in the table assumes that customers exercise no renewal options and all early termination rights are exercised.

Note: The table below includes the Company’s pro rata share of leases associated with the unconsolidated joint venture. QTS’s pro rata share of the JV is 50%. In addition, the table below has been calculated proforma for the effects of two hyperscale anchor tenants’ lease renewals that were signed but not yet commenced as of March 31, 2019. As such, the annualized rent does not reconcile to reported annualized MRR in other sections of this document.

							Hybrid
		Total Raised				Hyperscale as	Colocation as
	Number of	Floor of	% of Portfolio		% of Portfolio	% of Portfolio	% of Portfolio
Year of Lease	Leases	Expiring	Leased Raised	Annualized	Annualized	Annualized	Annualized
Expiration	Expiring (1)	Leases	Floor	Rent (2)	Rent	Rent	Rent
Month-to-Month (3)	435	14,730	1%	$11,663,699	3%	—%	3%
2019	1,371	154,186	14%	73,437,794	19%	3%	16%
2020	1,303	143,447	13%	74,354,924	19%	2%	17%
2021	839	215,234	19%	67,753,198	18%	6%	12%
2022	381	237,776	22%	77,090,619	20%	13%	7%
2023	170	126,096	11%	39,170,559	10%	3%	7%
After 2023	142	215,635	20%	43,657,856	11%	8%	3%
Portfolio Total	4,641	1,107,104	100%	$387,128,649	100%	35%	65%

(1)	Represents each agreement with a customer signed as of March 31, 2019 for which billing has commenced; a lease agreement could include multiple spaces and a customer could have multiple leases.
(2)

The Company defines annualized rent as MRR multiplied by 12. The Company calculates MRR as monthly contractual revenue under executed contracts as of a particular date, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed contracts as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments.

(3)

Consists of both customer leases whose original contract terms ended on March 31, 2019 and have yet to commence signed renewals, as well as customers whose leases expired prior to March 31, 2019 and have continued on a month-to-month basis.

17 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

Largest Customers

As of March 31, 2019, the Company’s portfolio was leased to over 1,100 customers comprised of companies of all sizes representing an array of industries, each with unique and varied business models and needs. The following table sets forth information regarding the ten largest customers in the portfolio based on annualized rent as of March 31, 2019 (does not include rents or maturities associated with booked-not-billed customers or ramps for existing customers which have not yet commenced billing).

Note: The table below includes the Company’s pro rata share of leases associated with the unconsolidated joint venture.  QTS’s pro rata share of the JV is 50%. In addition, the largest customers table below has been calculated proforma for the effects of two hyperscale anchor tenants’ leases that were signed but not yet commenced as of March 31, 2019.

				Weighted
				Average
			% of Portfolio	Remaining
	Number of	Annualized	Annualized	Lease Term
Principal Customer Industry	Locations	Rent (1)	Rent	(Months) (2)
Content & Digital Media	2	$50,469,610	13.0%	35
Cloud & IT Services	4	21,438,970	5.5%	68
Cloud & IT Services	1	18,793,801	4.9%	36
Cloud & IT Services	3	13,660,780	3.5%	59
Content & Digital Media	3	13,614,000	3.5%	37
Cloud & IT Services	14	7,989,048	2.1%	30
Cloud & IT Services	4	7,645,608	2.0%	27
Government & Security	1	6,641,603	1.7%	48
Cloud & IT Services	1	6,354,873	1.6%	48
Financial Services	2	4,915,893	1.3%	48
Total / Weighted Average		$151,524,186	39.3%	43

(1)

Annualized rent is presented for leases commenced as of March 31, 2019. We define annualized rent as MRR multiplied by 12. We calculate MRR as monthly contractual revenue under signed leases as of a particular date, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases (which represent customer leases that have been executed but for which lease payments have not commenced) as of a particular date. This amount reflects the annualized cash rental payments. It does not reflect any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.

(2)	Weighted average based on customer’s percentage of total annualized rent expiring and is as of March 31, 2019.

18 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

Industry Segmentation

The following table sets forth information relating to the industry segmentation of customers as of March 31, 2019:

(1)	Includes the Company’s pro rata share of leases associated with the unconsolidated joint venture. QTS’s pro rata share of the JV is 50%.

The following table sets forth information relating to the industry segmentation of customers as of December 31, 2018:

(1)	There was no Non-Core MRR as of December 31, 2018, therefore amounts represent consolidated results.

19 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

Product Diversification

The following table sets forth information relating to the distribution of leases at the properties, by type of product offering, as of March 31, 2019:

Annualized Rent ($) - March 31, 2019
Hybrid Colocation
$253,309,162 - 66%
Portfolio Total - $383,429,004 (1)
Hyperscale
$130,119,842 - 34%
Hyperscale
Hybrid Colocation

(1)	Includes the Company’s pro rata share of leases associated with the unconsolidated joint venture. QTS’s pro rata share of the JV is 50%

The following table sets forth information relating to the distribution of leases at the properties, by type of product offering, as of December 31, 2018:

Annualized Rent ($) - December 31, 2018
Hybrid Colocation
$246,693,987 - 66% (2)
Portfolio Total - $373,690,211 (1)
Hyperscale
$126,996,225 - 34% (2)
Hyperscale
Hybrid Colocation

(1)	There was no Non-Core MRR as of December 31, 2018, therefore amounts represent consolidated results.

20 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

Debt Summary and Debt Maturities

(unaudited and in thousands)

The following tables set forth a summary of the Company’s debt instruments:

	Weighted Average
	Coupon Interest Rate at	Maturities at	Outstanding Balance as of:
	March 31, 2019	March 31, 2019	March 31, 2019	December 31, 2018
Unsecured Credit Facility (1)
Revolving Credit Facility	3.83%	December 17, 2022	$135,000	$252,000
Term Loan I	3.50%	December 17, 2023	350,000	350,000
Term Loan II	3.53%	April 27, 2024	350,000	350,000
Senior Notes (2)	4.75%	November 15, 2025	400,000	400,000
Lenexa Mortgage	4.10%	May 1, 2022	1,791	1,801
Finance Leases	4.33%	2019 - 2038	47,197	2,873
Total consolidated debt	3.96%		1,283,988	1,356,674

QTS’s Pro Rata Share of Unconsolidated JV Debt (3)	4.75%	February 22, 2023	$27,395	$—
Total consolidated and unconsolidated debt			$1,311,383	$1,356,674

(1)	Balances exclude debt issuance costs reflected as offsets to liabilities aggregating $6.1 million and $6.3 million at March 31, 2019 and December 31, 2018, respectively.
(2)	Balance excludes debt issuance costs reflected as offsets to liabilities aggregating $5.1 million and $5.2 million at March 31, 2019 and December 31, 2018, respectively.
(3)	Balance excludes QTS’ pro rata share of debt issuance costs reflected as offsets to liabilities aggregating $1.2 million at March 31, 2019.

	Outstanding Balance as of:	% of	Outstanding Balance as of:	% of
	March 31, 2019 (1)	total	December 31, 2018	total
Fixed Rate Debt	$1,076,383	82.1%	$1,004,674	74.1%
Floating Rate Debt	235,000	17.9%	352,000	25.9%
	$1,311,383	100.0%	$1,356,674	100.0%

(1)

Includes all debt that is currently at a fixed rate and pro forma for an additional $200 million of debt that was swapped to a fixed rate that will become effective January 2, 2020. In addition, the calculation includes the pro forma effects of $27.3 million of debt at the joint venture that was swapped to a fixed rate in April 2019 that will become effective June 26, 2019.

Scheduled debt maturities as of March 31, 2019:

Debt instruments	2019	2020	2021	2022	2023	Thereafter	Total
Unsecured Credit Facility (1)	$—	$—	$—	$135,000	$350,000	$350,000	$835,000
Senior Notes (2)	—	—	—	—	—	400,000	400,000
Lenexa Mortgage	52	71	74	1,594	—	—	1,791
Finance Leases	2,056	2,579	2,713	2,958	3,229	33,662	47,197
Total consolidated debt	2,108	2,650	2,787	139,552	353,229	783,662	1,283,988

QTS’s Pro Rata Share of Unconsolidated JV Debt	4	4	4	4	27,279	100	27,395
Total consolidated and unconsolidated debt	$2,112	$2,654	$2,791	$139,556	$380,508	$783,762	$1,311,383

(1)	Balance excludes debt issuance costs reflected as offsets to liabilities aggregating $6.1 million at March 31, 2019.
(2)	Balance excludes debt issuance costs reflected as offsets to liabilities aggregating $5.1 million at March 31, 2019.

21 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

Interest Summary

(unaudited and in thousands)

A summary of the Company’s interest expense is as follows:

	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
Interest expense and fees	$13,981	$13,821	$12,515
Amortization of deferred financing costs and bond discount	978	974	962
Capitalized interest (1)	(7,813)	(8,745)	(5,367)
Total consolidated interest expense	7,146	6,050	8,110

QTS’s pro rata share of unconsolidated JV interest expense	173	—	—
Total consolidated and unconsolidated interest	$7,319	$6,050	$8,110

(1)	The weighted average interest rate for the three months ended March 31, 2019, December 31, 2018, and March 31, 2018 was 4.40%, 4.53%, and 4.03%, respectively.

22 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

Appendix

Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described below.

The Company considers the following non-GAAP financial measures to be useful to investors as key supplemental measures of the Company’s performance: (1) Revenue; (2) FFO, Operating FFO and Adjusted Operating FFO;  (3) MRR and Recognized MRR; (4) NOI; and (5) EBITDAre and Adjusted EBITDA. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss and cash flows from operating activities as a measure of the Company’s operating performance. Revenue, FFO, Operating FFO, Adjusted Operating FFO, MRR, NOI, EBITDA and Adjusted EBITDA, as calculated by us may not be comparable to FFO, Operating FFO, Adjusted Operating FFO, MRR, NOI, EBITDA and Adjusted EBITDA as reported by other companies that do not use the same definition or implementation guidelines or interpret the standards differently from us.

Definitions

Booked-not-billed (“BNB”). The Company defines booked-not-billed as customer leases that have been signed, but for which lease payments have not yet commenced.

Core. The Core business consists primarily of the Company’s hyperscale and hybrid colocation business, along with technology and services revenue from the Company’s cloud and managed services business that supports hyperscale and hybrid colocation customers. Core financial measures and operating statistics represent the financial results or operating statistics, as applicable, of the Company’s Core business. The Company disposed of its “Non-Core” business (i.e., business other than the Core business) over the course of 2018, ending in the fourth quarter of 2018, following the Company’s announcement of its strategic growth plan in the first quarter of 2018.

Leasable raised floor. The Company defines leasable raised floor as the amount of raised floor square footage that the Company has leased plus the available capacity of raised floor square footage that is in a leasable format as of a particular date and according to a particular product configuration. The amount of leasable raised floor may change even without completion of new development projects due to changes in the Company’s configuration of product space.

Non-Core. Non-Core represents the portion of the Company’s business that the Company exited in accordance with its strategic growth plan announced in the first quarter of 2018 and completed in the fourth quarter of 2018. The Non-Core business consisted of certain products and services within the Company’s cloud and managed services business, primarily managed hosting, as well as colocation revenue attached to certain customers in the managed services business. Non-Core financial measures and operating statistics represent the financial results or operating statistics, as applicable, of the Company’s Non-Core business for the applicable period.

Basis-of-design floor space. The Company defines basis-of-design floor space as the total data center raised floor potential of its existing data center facilities.

Operating NRSF. Represents the total square feet of a building that is currently leased or available for lease plus developed supporting infrastructure, based on engineering drawings and estimates, but does not include space held for development or space used for the Company’s own office space.

The Company. Refers to QTS Realty Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries, including QualityTech, LP (the “Operating Partnership” or “OP”).

23 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

FFO, Operating FFO, and Adjusted Operating FFO

The Company considers funds from operations (“FFO”), to be a supplemental measure of its performance which should be considered along with, but not as an alternative to, net income (loss) and cash provided by operating activities as a measure of operating performance. The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of property, real estate-related depreciation and amortization and similar adjustments for unconsolidated partnerships and joint ventures. The Company’s management uses FFO as a supplemental performance measure because, in excluding real estate-related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

Due to the volatility and nature of certain significant charges and gains recorded in the Company’s operating results that management believes are not reflective of its operating performance, management computes an adjusted measure of FFO, which the Company refers to as Operating FFO. The Company generally calculates Operating FFO as FFO excluding certain non-routine charges and gains and losses that management believes are not indicative of the results of the Company’s operating real estate portfolio. The Company believes that Operating FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent other REITs calculate Operating FFO on a comparable basis, between REITs.

Operating FFO and Adjusted Operating Funds From Operations (“Adjusted Operating FFO”) are non-GAAP measures that are used as supplemental operating measures and to provide additional information to users of the financial statements. The Company calculates Adjusted Operating FFO by adding or subtracting from Operating FFO items such as: maintenance capital investment, paid leasing commissions, amortization of deferred financing costs and bond discount, non-real estate depreciation, straight line rent adjustments, deferred taxes and non-cash compensation.

The Company offers these measures because it recognizes that FFO, Operating FFO and Adjusted Operating FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO, Operating FFO and Adjusted Operating FFO exclude real estate depreciation and amortization and capture neither the changes in the value of the Company’s properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact its financial condition, cash flows and results of operations, the utility of FFO, Operating FFO and Adjusted Operating FFO as measures of its operating performance is limited. The Company’s calculation of FFO may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO in accordance with NAREIT guidance. In addition, the Company’s calculations of FFO, Operating FFO and Adjusted Operating FFO are not necessarily comparable to FFO, Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. FFO, Operating FFO and Adjusted Operating FFO are non-GAAP measures and should not be considered a measure of the Company’s results of operations or liquidity or as a substitute for, or an alternative to, net income (loss), cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund its cash needs, including its ability to make distributions to its stockholders.

Core FFO, Core Operating FFO and Adjusted Core Operating FFO represent FFO, Operating FFO and Adjusted Operating FFO of the Company’s Core business, respectively, and are used as supplemental performance measures because they reflect results of the portion of the business the Company retained following completion of the strategic growth plan.

24 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

A reconciliation of net income (loss) to FFO, Operating FFO and Adjusted Operating FFO is presented below (unaudited and in thousands):

	Three Months Ended
	March 31, 2019	December 31, 2018			March 31, 2018
	Total	Core	Non-Core	Total	Core	Non-Core	Total
FFO
Net income (loss)	$21,148	$10,474	$(4,072)	$6,402	5,083	$(5,335)	$(252)
Equity in net (income) loss of unconsolidated entity	274	—	—	—	—	—	—
Real estate depreciation and amortization	35,927	35,640	—	35,640	31,192	865	32,057
Gain on sale of real estate, net	(13,408)	—	—	—	—	—	—
Pro rata share of FFO from unconsolidated entity	41	—	—	—	—	—	—
FFO	43,982	46,114	(4,072)	42,042	36,275	(4,470)	31,805
Preferred stock dividends	(7,045)	(7,045)	—	(7,045)	(328)	—	(328)
FFO available to common stockholders & OP unit holders	36,937	39,069	(4,072)	34,997	35,947	(4,470)	31,477

Debt restructuring costs	—	605	—	605	—	—	—
Restructuring costs	—	138	4,108	4,246	—	8,530	8,530
Transaction, integration and impairment costs	1,214	269	—	269	920	—	920
Tax benefit associated with restructuring, transaction and integration costs	—	—	(161)	(161)	—	(1,635)	(1,635)
Operating FFO available to common stockholders & OP unit holders*	38,151	40,081	(125)	39,956	36,867	2,425	39,292

Maintenance Capex	(709)	(1,460)	—	(1,460)	(930)	—	(930)
Leasing commissions paid	(6,515)	(5,204)	—	(5,204)	(5,839)	(71)	(5,910)
Amortization of deferred financing costs and bond discount	978	974	—	974	962	—	962
Non real estate depreciation and amortization	2,861	2,619	—	2,619	2,148	1,709	3,857
Straight line rent revenue and expense and other	(1,422)	(1,958)	6	(1,952)	(2,509)	(9)	(2,518)
Tax expense (benefit) from operating results	211	38	—	38	(767)	—	(767)
Equity-based compensation expense	3,300	3,531	—	3,531	3,481	—	3,481
Adjustments for unconsolidated entity	22	—	—	—	—	—	—
Adjusted Operating FFO available to common stockholders & OP unit holders*	$36,877	$38,621	$(119)	$38,502	$33,413	$4,054	$37,467

*

The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

25 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

Monthly Recurring Revenue (MRR) and Recognized MRR

The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from its rental and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR is also calculated to include the Company’s pro rata share of monthly contractual revenue under signed leases as of a particular date associated with unconsolidated partnerships and joint ventures, which includes revenue from the unconsolidated entity’s rental and managed services activities, but excludes unconsolidated entity’s customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR reflects the annualized cash rental payments. It does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted.

Separately, the Company calculates recognized MRR as the recurring revenue recognized during a given period, which includes revenue from its rental and managed services activities, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues.

Management uses MRR and recognized MRR as supplemental performance measures because they provide useful measures of increases in contractual revenue from the Company’s customer leases and customer leases attributable to the Company’s business. MRR and recognized MRR should not be viewed by investors as alternatives to actual monthly revenue, as determined in accordance with GAAP. Other companies may not calculate MRR or recognized MRR in the same manner. Accordingly, the Company’s MRR and recognized MRR may not be comparable to other companies’ MRR and recognized MRR. MRR and recognized MRR should be considered only as supplements to total revenues as a measure of its performance. MRR and recognized MRR should not be used as measures of the Company’s results of operations or liquidity, nor is it indicative of funds available to meet its cash needs, including its ability to make distributions to its stockholders.

Core Recognized MRR and MRR are used as supplemental performance measures because they reflect results of the portion of the business the Company retained following completion of the strategic growth plan.

A reconciliation of total revenues to recognized MRR in the period and MRR at period-end on a consolidated, Core and non-Core basis is presented below (unaudited and in thousands):

	Three Months Ended
	March 31, 2019	December 31, 2018			March 31, 2018
	Total	Core	Non-Core	Total	Core	Non-Core	Total
Recognized MRR in the period
Total period revenues	$112,689	$112,334	$3	$112,337	$100,390	$13,307	$113,697
Less: Total period recoveries	(10,793)	(11,629)	—	(11,629)	(11,513)	—	(11,513)
Total period deferred setup fees	(3,232)	(3,104)	—	(3,104)	(2,888)	(5)	(2,893)
Total period straight line rent and other	(3,942)	(4,465)	(34)	(4,499)	(3,899)	(552)	(4,451)
Recognized MRR in the period	94,722	93,136	(31)	93,105	82,090	12,750	94,840

MRR at period end
Total period revenues	$112,689	$112,334	$3	$112,337	$100,390	$13,307	$113,697
Less: Total revenues excluding last month	(73,809)	(73,852)	(2)	(73,854)	(66,790)	(8,871)	(75,661)
Total revenues for last month of period	38,880	38,482	1	38,483	33,600	4,436	38,036
Less: Last month recoveries	(3,871)	(3,822)	—	(3,822)	(3,107)	—	(3,107)
Last month deferred setup fees	(1,242)	(1,015)	—	(1,015)	(962)	(2)	(964)
Last month straight line rent and other	(2,068)	(2,504)	(1)	(2,505)	(1,669)	(382)	(2,051)
Add: Pro rata share of MRR at period end of unconsolidated entity	253	—	—	—	—	—	—
MRR at period end	$31,952	$31,141	$—	$31,141	$27,862	$4,052	$31,914

26 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (EBITDAre) and Adjusted EBITDA,

The Company considers earnings before interest, taxes, depreciation and amortization for real estate (“EBITDAre”), to be a supplemental measure of its performance which should be considered along with, but not as an alternative to, net income (loss) and cash provided by operating activities as a measure of operating performance. The Company calculates EBITDAre in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). EBITDAre represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of depreciated property, income tax expense (or benefit), interest expense, depreciation and amortization, impairments of depreciated property and unconsolidated partnerships and joint ventures, and similar adjustments for unconsolidated partnerships and joint ventures. The Company’s management uses EBITDAre as a supplemental performance measure because it provides a performance measure that, when compared year over year, captures the performance of the Company’s operations by removing the impact of capital structure (primarily interest expense) and asset base charges (primarily depreciation and amortization) from its operating results.

Due to the volatility and nature of certain significant charges and gains recorded in the Company’s operating results that management believes are not reflective of its operating performance, management computes an adjusted measure of EBITDAre, which the Company refers to as Adjusted EBITDA. The Company generally calculates Adjusted EBITDA excluding certain non-routine charges, write off of unamortized deferred financing costs, gains (losses) on extinguishment of debt, and transaction and integration costs, as well as the Company’s pro-rata share of each of those respective expenses associated with the unconsolidated entity aggregated into one line item categorized as “Adjustments for the unconsolidated entity.” In addition, the Company calculates Adjusted EBITDA excluding certain non-cash recurring costs such as equity-based compensation. The Company believes that Adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent other REITs calculate Adjusted EBITDA on a comparable basis, between REITs.

Management uses EBITDAre and Adjusted EBITDA on a consolidated, Core and non-Core basis as supplemental performance measures as they provide useful measures of assessing the Company’s operating results. Other companies may not calculate EBITDAre or Adjusted EBITDA in the same manner. Accordingly, the Company’s EBITDAre and Adjusted EBITDA may not be comparable to others. EBITDAre and Adjusted EBITDA should be considered only as supplements to net income (loss) as measures of the Company’s performance and should not be used as substitutes for net income (loss), as measures of its results of operations or liquidity or as an indications of funds available to meet its cash needs, including its ability to make distributions to its stockholders.

Core EBITDAre and Adjusted EBITDA are used as supplemental performance measures because they reflect results of the portion of the business the Company retained following completion of the strategic growth plan.

A reconciliation of net income (loss) to EBITDAre and Adjusted EBITDA on a consolidated, Core and non-Core basis is presented below (unaudited and in thousands):

	Three Months Ended
	March 31, 2019	December 31, 2018			March 31, 2018
	Total	Core	Non-Core	Total	Core	Non-Core	Total
EBITDAre and Adjusted EBITDA
Net income (loss)	$21,148	$10,474	$(4,072)	$6,402	5,083	$(5,335)	$(252)
Equity in net (income) loss of unconsolidated entity	274	—	—	—	—	—	—
Interest income	(45)	(58)	—	(58)	(1)	—	(1)
Interest expense	7,146	6,050	—	6,050	8,103	7	8,110
Tax expense (benefit) of taxable REIT subsidiaries	211	38	(161)	(123)	(767)	(1,635)	(2,402)
Depreciation and amortization	38,788	38,259	—	38,259	33,340	2,574	35,914
(Gain) loss on disposition of depreciated property and impairment write-downs of depreciated property	(13,408)	—	1,288	1,288	—	4,017	4,017
EBITDAre from unconsolidated entity	215	—	—	—	—	—	—
EBITDAre	$54,329	$54,763	$(2,945)	$51,818	$45,758	$(372)	$45,386

Debt restructuring costs	—	605	—	605	—	—	—
Equity-based compensation expense	3,300	3,531	—	3,531	3,481	—	3,481
Restructuring costs	—	138	2,820	2,958	—	4,513	4,513
Transaction, integration and impairment costs	1,214	269	—	269	920	—	920
Adjusted EBITDA	$58,843	$59,306	$(125)	$59,181	$50,159	$4,141	$54,300

27 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

Net Operating Income (NOI)

The Company calculates net operating income (“NOI”) as net income (loss) (computed in accordance with GAAP), excluding: interest expense, interest income, tax expense (benefit) of taxable REIT subsidiaries, depreciation and amortization, write off of unamortized deferred financing costs, gain (loss) on extinguishment of debt, transaction and integration costs, gain (loss) on sale of real estate, restructuring costs, general and administrative expenses and similar adjustments for unconsolidated partnerships and joint ventures. The Company allocates a management fee charge of 4% of cash revenues for all facilities as a property operating cost and a corresponding reduction to general and administrative expense to cover the day-to-day administrative costs to operate our data centers. The management fee charge is reflected as a reduction to net operating income.

Management uses NOI as a supplemental performance measure because it provides a useful measure of the operating results from its customer leases. In addition, management believes it is useful to investors in evaluating and comparing the operating performance of its properties and to compute the fair value of its properties. The Company’s NOI may not be comparable to other REITs’ NOI as other REITs may not calculate NOI in the same manner. NOI should be considered only as a supplement to net income (loss) as a measure of the Company’s performance and should not be used as a measure of results of operations or liquidity or as an indication of funds available to meet cash needs, including the ability to make distributions to stockholders. NOI is a measure of the operating performance of the Company’s properties and not of the Company’s performance as a whole. NOI represents NOI of the Company’s business and is used as a supplemental performance measure because it reflects results of the portion of the business the Company expected to retain following completion of the strategic growth plan. NOI is therefore not a substitute for net income (loss) as computed in accordance with GAAP.

Core NOI is used as a supplemental performance measure because it reflects results of the portion of the business the Company retained following completion of the strategic growth plan.

A reconciliation of net income (loss) to NOI on a consolidated, Core and non-Core basis is presented below (unaudited and in thousands):

	Three Months Ended
	March 31, 2019	December 31, 2018			March 31, 2018
	Total	Core	Non-Core	Total	Core	Non-Core	Total
Net Operating Income (NOI)
Net income (loss)	$21,148	$10,474	$(4,072)	$6,402	5,083	$(5,335)	$(252)
Equity in net (income) loss of unconsolidated entity	274	—	—	—	—	—	—
Interest income	(45)	(58)	—	(58)	(1)	—	(1)
Interest expense	7,146	6,050	—	6,050	8,103	7	8,110
Depreciation and amortization	38,788	38,259	—	38,259	33,340	2,574	35,914
Debt restructuring costs	—	605	—	605	—	—	—
Tax expense (benefit) of taxable REIT subsidiaries	211	38	(161)	(123)	(767)	(1,635)	(2,402)
Transaction, integration and impairment costs	1,214	269	—	269	920	—	920
General and administrative expenses	19,891	17,551	118	17,669	18,114	4,119	22,233
Gain on sale of real estate, net	(13,408)	—	—	—	—	—	—
Restructuring	—	138	4,108	4,246	—	8,530	8,530
NOI from consolidated operations (1)	$75,219	$73,326	$(7)	$73,319	$64,792	$8,260	$73,052
Pro rata share of NOI from unconsolidated entity	234	—	—	—	—	—	—
Total NOI (1)	$75,453	$73,326	$(7)	$73,319	$64,792	$8,260	$73,052

(1)

Includes facility level G&A expense allocation charges of 4% of cash revenue for all facilities. These allocated charges aggregated to $4.5 million,  $5.1 million and $4.2 million for the three months ended March 31, 2019,  December 31, 2018 and March 31, 2018, respectively.

28 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com